HEAD, MOYE, GILES & O'KEEFE
                              A Law Partnership
                     Including Professional Corporations

                            600 Equitable Building
                            730 Seventeenth Street
                         Denver, Colorado 80202-3582
                                 303-623-1770
Edward F. O'Keefe, P.C.

                               January 20, 1984


Financial Group Portfolios, Inc.
7503 Marin Drive
Post Office Box 2040
Denver, Colorado 80201

Gentlemen:

      This is in response to your request for our opinion as to the legality of the registration of an indefinite number of shares of capital stock ($0.01 par value) of Financial Group Portfolios, Inc. (the "Company") being registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the Securities Act of 1933, as amended (Form N- 1). This share registration is being requested pursuant to the provisions of Rule 24f-2 under Section 24(f) of the Investment Company Act of 1940.

      We have examined the articles of incorporation of the Company, as filed for record with the State Department of Assessments and Taxation of the State of Maryland on August 10, 1983; an amendment to the articles of incorporation as filed for record on December 5, 1983; the bylaws; the minute book setting forth, among other things; the actions taken by the board of directors and/or shareholders authorizing the issue and sale of the corporation's capital stock and related acts and procedures; the registration statement including exhibits thereto; and have made such other examination as deemed necessary in the premises.

     Based upon our examination, we are of the opinion that the Company is a corporation duly organized and existing under and by virtue of the laws of the State of Maryland, with full power to issue its shares of capital stock, and that said shares up to the maximum amount hereinafter indicated, when issued and sold in the manner and on the terms set forth in the registration statement, will be legally and validly issued, fully paid and nonassessable shares of the corporation of the par value of $0.01 per share. The maximum number of shares which has been authorized by the corporation, and thus the maximum number which may legally and validly be issued, is one billion shares of such capital stock.

                         HEAD, MOYE, GILES & O'KEEFE

Financial Group Portfolios, Inc.
January 20, 1984
Page 2



      We hereby consent to the use of this opinion in the registration statement and further consent to the reference to our name therein.

                                          Very truly yours,



                                          /s/ Edward F. O'Keefe
                                          ---------------------
                                          Edward F. O'Keefe


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